Exhibit 99.01

Press Release

Available for Immediate Publication: February 1, 2013

First National Bank of Northern California Reports Fourth Quarter 2012 Earnings of $0.33 Per Diluted Share

Source :FNB Bancorp (CA) (QTCQB :FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2012 of $1,189,000 or $0.33 per diluted share, compared to net earnings available to common shareholders of $1,085,000 or $0.31 per diluted share for the fourth quarter of 2011. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Small Business Lending Program during the fourth quarter of 2012. Total assets as of December 31, 2012 were $875,340,000 compared to $715,641,000 as of December 31, 2011. Our net loan totals increased by $97,842,000 or 22% during the twelve months of this year, and our deposits increased $146,574,000 or 24% during the same time period. The Company’s liquidity position remains strong with $234,945,000 in available for sale securities and $41,077,000 in cash and cash equivalents as of December 31, 2012.

On September 15, 2011, Preferred Stock was issued by FNB Bancorp to the U. S. Treasury as part of the U. S. Treasury’s Small Business Lending Fund (“SBLF”). The initial dividend rate is 5%. Depending on the volume of our small business lending, it can decrease to as low as one percent. If our small business lending does not increase in the first two years, the rate will increase to seven percent. After 4.5 years, the dividend rate will increase to nine percent if the Company has not repaid the SBLF funding. The proceeds of this Preferred Stock investment were used to pay off the Preferred Stock Series A and B that were issued by the U. S. Treasury under the TARP program in 2009.

Financial Highlights: Fourth Quarter, 2012
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31	December 31	December 31	December 31
	2012	2011	2012	2011

Interest income	$9,408	$8,167	$33,523	$32,897
Interest expense	727	744	2,727	3,327
Net interest income	8,681	7,423	30,796	29,570
Provision for loan losses	(633)	(450)	(1,833)	(1,750)
Noninterest income	1,119	1,310	9,224	5,079
Noninterest expense	7,557	6,771	27,739	27,074
Income before income taxes	1,610	1,512	10,448	5,825
Income tax expense	264	427	1,645	1,568
Net earnings	1,346	1,085	8,803	4,257
Dividends and discount accretion on preferred stock	157	─	658	800
Net earnings available to common shareholders	$1,189	$1,085	$8,145	$3,457

Basic earnings per share	$0.34	$0.31	$2.32	$0.99
Diluted earnings per share	$0.33	$0.31	$2.28	$0.98

Average assets	$900,571	$729,771	$793,713	$719,521
Average equity	$95,206	$85,682	$90,466	$83,579
Return on average assets (annualized)	0.53%	0.59%	1.03%	0.48%
Return on average equity (annualized)	5.00%	5.07%	9.00%	4.14%
Efficiency ratio	77%	78%	69%	78%
Net interest margin (taxable equivalent)	4.55%	4.81%	4.54%	4.88%
Average shares outstanding	3,517	3,509	3,514	3,509
Average diluted shares outstanding	3,598	3,532	3,577	3,529

“The fourth quarter of 2012 was our first full quarter of operations following the acquisition of Oceanic Holding, Inc. and Oceanic Bank. The integration of the two operations went smoothly, and thanks to the dedication and hard work of our employees, key customer relationships have been retained and new business relationships have been introduced into the Company. This acquisition was extremely profitable to the Company, not only due to the initial bargain purchase gain of $3.7 million dollars recorded at inception, but also for the future business opportunities it provides. As additional business acquisition opportunities become available, we welcome the opportunity to explore them. We are also looking to grow the Bank from within, and during 2012 we opened our first loan center in Sunnyvale, CA. This marks our first physical presence in the county of Santa Clara,” stated Tom McGraw, Chief Executive Officer.

“Fourth quarter earnings were strong and full year earnings available to common shareholders were the highest in the history of the Company. Our net interest margin continues to be above peer average and asset quality is improving. Fourth quarter nonperforming assets were lower than third quarter levels. During the fourth quarter, we also continued to grow our allowance for loan and lease losses. Noninterest income in the fourth quarter declined from year ago levels primarily due to the fact that the Bank reduced the volume of investment portfolio security sales in the current quarter compared to prior periods. Sales that did occur during the fourth quarter were primarily related to repositioning the investment portfolio as a result of the Oceanic Bank acquisition and no gain or loss was recorded on the transaction,” continued Tom McGraw.

“Looking forward to 2013, we hope that you will join us at our annual shareholders’ meeting and help us celebrate our 50th anniversary. This milestone event has been accompanied by a rebranding effort and new logo that has been adopted by the Company. You may see the new signage on our buildings already. We want everyone to know that First National Bank of Northern California is looking forward to the future, as we continue our efforts to be the community bank of choice in San Francisco and San Mateo counties.” stated Tom McGraw.

Financial Highlights: Fourth Quarter, 2012
Consolidated Balance Sheets
(in ‘000s)	As of	As of
	December 31,	December 31,
	2012	2011
Assets:
Cash and cash equivalents	$41,077	$38,474
Securities available for sale	234,945	187,664
Loans, net	541,563	443,721
Premises, equipment and leasehold improvements, net	12,706	13,227
Bank owned life insurance	11,785	9,521
Other equity securities	5,464	4,608
Accrued interest receivable	3,760	3,614
Other real estate owned, net	6,650	2,747
Goodwill	1,841	1,841
Prepaid expenses	1,372	2,107
Other assets	14,177	8,117
Total assets	$875,340	$715,641

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$253,849	$202,690
Savings and money market	343,437	310,237
Time	171,066	108,851
Total deposits	768,352	621,778
Accrued expenses and other liabilities	11,630	6,667
Total liabilities	779,982	628,445
Stockholders' equity	95,358	87,196
Total liab. and stockholders' equity	$875,340	$715,641

Other Financial Information
Allowance for loan losses	$9,124	$9,897
Nonperforming assets	$20,046	$21,845
Total gross loans	$550,687	$453,618

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.